EXHIBIT  4.1


                              COLLATERAL AGREEMENT

COLLATERAL  AMOUNT                                 $1,837,500
INTEREST  RATE                                     8%  per  annum
ISSUANCE  DATE                                     September  19,  2005

     FOR THE COLLATERAL POSTED to Network Installation Corp., a Nevada corporation (the "Company"), (OTC BB: NWKI) hereby acknowledges DUTCHESS PRIVATE EQUITIES FUND, II, L.P. (the "Guarantor") has posted the Collateral Amount of One Million Eight Hundred and Thirty-Seven Thousand Five Hundred Dollars
($1,837,500) U.S., upon the Closing of the acquisition between Kelley Communication Company, Inc. and the Company, specifically for the Nevada First Bank and Bank of America Loans currently outstanding. (this "Agreement").


ARTICLE  1          Interest

     The Company shall pay eight percent (8%) annual coupon on the Collateral Amount of this Agreement at such times and in such amounts as outlined in this section. The Company will make payments, in advance, on the interest ("Interest Payment"), with the minimum Interest Payments for each month the Collateral Amount remains posted, pro-rata for partial posted periods, and herein incorporated by reference in the amount of twelve thousand one hundred and twenty dollars ($12,120.00) per month The first Interest Payment is due on the 19th day of each month (a "Closing:").

ARTICLE  2          Method  of  Payment

     Interest Payments made by the Company in satisfaction of the Interest outlined in Section 1 (each a "Payment," and collectively, the "Payments") shall be made in the form of a Convertible Debenture (an "Interest Debenture"). The Interest Debenture shall have the same rights and provisions as outlined in
Article 4 ("Default and Remedies") for the Convertible Debenture. First Payment will be due on the 19th day of the month. ("Payment Date" or "Payment Dates") and all subsequent Payments will be made at the on the 19th day of each month until the Collateral Amount is paid returned in full to the Guarantor

ARTICLE  3             Reserved

ARTICLE  4          Defaults  and  Remedies

Section 4.1     Events of Default.  An "Event of Default" or "Default" occurs if
     (a) the Company does not make the Interest Payment on the Collateral Amount of this Agreement within two (2) business days of the applicable Payment Date;
(b) the Company, pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days; (c) the Company's $0.001 par value common stock (the "Common Stock") is suspended or is no longer listed on any recognized exchange, including an electronic over-the-counter bulletin board, for in excess of two
(2) consecutive trading days; or (d) any portion or the entire Collateral Amount is garnished by the institution that is using it as security ("Collateral Reduction Amount") (e) the Company fails to comply with any of the Articles of this Agreement as outlined. As used in this Section 4.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     In the Event of Default, the Guarantor may elect to secure a portion of the Company's assets not to exceed 200% of the Collateral Amount of the Agreement, including, but not limited to: accounts receivable, cash, marketable securities, equipment, building, land or inventory. The Guarantor may also elect to garnishee Revenue from the Company in an amount that will repay the Guarantor on the schedules outlined in this Agreement.

     For each Event of Default, as outlined in this Agreement, the Guarantor can
         ----
exercise its right to increase the Collateral Amount of the Debenture by ten percent (10%) as an initial penalty. In addition, the Guarantor may elect to increase the Collateral Amount by two and one-half percent (2.5%) per month paid as a penalty for Liquidated Damages. The Liquated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

     In the event of a Default hereunder, the Guarantor shall have the right, but not the obligation, to 1) switch the Collateral Reduction Amount to a three-year ("Convertible Maturity Date"), ten percent (10%) interest bearing convertible debenture at the terms described in Section 4.2 (the "Convertible Debenture"). At such time of Default, the Convertible Debenture shall be considered closed ("Convertible Closing Date"). If the Guarantor chooses to convert the Collateral Reduction Amount to a Convertible Debenture, the Company shall have twenty (20) business days after notice of the same (the "Notice of Convertible Debenture") to file a registration statement covering an amount of shares equal to three hundred percent (300%) of the Collateral Reduction Amount ("Filing Date"). Such registration statement shall be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "Commission") within forty (40) business days of the date the Company files such Registration Statement. In the event the Company does not file such registration statement within twenty (20) business days of the Guarantor's request, or such registration statement is not declared by the Commission to be effective under the Securities Act within the time period described above , the Residual Amount shall increase by five thousand dollars ($5,000) per day. In the event the Company is given the option for accelerated effectiveness of the registration statement, it agrees that it shall cause such registration statement to be declared effective as soon as reasonably practicable. In the event that the Company is given the option for accelerated effectiveness of the registration statement, but chooses not to cause such registration statement to be declared effective on such accelerated basis, the Collateral Reduction Amount shall increase by five thousand dollars ($5,000) per day commencing on the earliest date as of which such registration statement would have been declared to be effective if subject to accelerated effectiveness; or 2) the Guarantor may increase the Payment Amount described under Article 1 to fulfill the repayment of the Residual Amount. The Company shall provide full cooperation to the Guarantor in directing funds owed to the Guarantorr. In the event the Company is not diligently fulfilling its obligation to direct funds owed to the Guarantor, as reasonably determined by the Guarantor, the Guarantor may, after giving the Company two (2) business days' advance notice to cure the same, elect to increase the Collateral Amount of the Agreement by 2.5% each day, compounded daily.

     Section  4.2  Conversion  Privilege

(a) The Guarantor shall have the right to convert the Convertible Debenture into shares of Common Stock at any time following the Convertible Closing Date and which is before the close of business on the Convertible Maturity Date. The number of shares of Common Stock issuable upon the conversion of the Convertible Debenture shall be determined pursuant to Section 4.3, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(b) The Convertible Debenture may be converted, whether in whole or in part, at any time and from time to time.

(c) In the event all or any portion of the Convertible Debenture remains outstanding on the Convertible Maturity Date (the "Debenture Residual Amount"), the unconverted portion of such Convertible Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in
Section  4.3.

     Section  4.3  Conversion  Procedure.

     The Residual Amount may be converted, in whole or in part any time and from time to time, following the Convertible Closing Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, the Convertible Debenture to be converted together with a facsimile or original of the signed notice of conversion (the "Notice of Conversion"). The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Guarantor has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Convertible Debenture(s) to be converted are received by the Company within five (5) business days thereafter. At such time that the original Convertible Debenture has been received by the Company, the Guarantor can elect to whether a reissuance of the Convertible Debenture is warranted, or whether the Company can retain the Convertible Debenture as to a continual conversion by the Guarantor. Notwithstanding the above, any Notice of Conversion received by 4:00 P.M. EST shall be deemed to have been received the following business day (receipt being via a confirmation of the time such facsimile to the Company is received).

(a) Common Stock to be Issued. Upon the conversion of any Convertible Debentures and upon receipt by the Company or its attorney of a facsimile or original of the Guarantor's signed Notice of Conversion, the Company shall instruct its transfer agent to issue stock certificates without restrictive legends or stop transfer instructions, if at that time the aforementioned registration statement described in Section 4.1 has been declared effective (or with proper restrictive legends if the registration statement has not as yet been declared effective), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. In the event that the Debenture is aged one year and deemed sellable under Rule 144, the Company shall, upon a Notice of Conversion, instruct the transfer agent to issue free trading certificates without restrictive legends, subject to other applicable securities laws. The Company is responsible to provide all costs associated with the issuance of the shares, including but not limited to the opinion letter, FedEx of the certificates and any other costs that arise. The Company shall act as registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Convertible Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein or subject to applicable law.

(b) Conversion Rate. Guarantor is entitled to convert the Collateral Reduction Amount , plus accrued interest, anytime following the Convertible Maturity Date, at the lesser of (i) seventy-five percent (75%) of the lowest closing bid price during the fifteen (15) trading immediately preceding a Conversion (ii) 100% of the lowest bid price for the twenty (20) trading days
immediately  preceding  the  Filing  Date  ("Fixed  Conversion  Price").   No
fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(c) Nothing contained in the Convertible Debenture shall be deemed to establish or require the payment of interest to the Guarantor at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Guarantor to the
     Company.

(d) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. Guarantor shall be treated as a shareholder of record on the date Common Stock is issued to the Guarantor. If the Guarantor shall designate another person as the entity in the name of which the stock certificates issuable upon conversion of the Convertible Debenture are to be issued prior to the issuance of such certificates, the Guarantor shall provide to the Company evidence that either no tax shall be due and payable as a result of such transfer or that the applicable tax has been paid by the Guarantor or such person. Upon surrender of any Convertible Debentures that are to be converted in part, the Company shall issue to the Guarantor a new Convertible
Debenture equal to the unconverted amount, if so requested in writing by the Guarantor.

(e) Within five (5) business days after receipt of the documentation referred to above in Section 4.2, the Company shall deliver a certificate, for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock as instructed by Guarantor within five (5) business days after the Conversion Date, then in such event the Company shall pay to the Guarantor one percent (1%) in cash of the dollar value of the Debenture Residual Amount remaining after said conversion, compounded daily, per each day after the fifth (5th) business day following the Conversion Date that the Common Stock is not delivered to the Purchaser.

           The Company acknowledges that its failure to deliver the Common Stock within five (5) business days after the Conversion Date will cause the Guarantor to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.


(f) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Convertible Debentures by the Guarantor of the entire amount of Convertible Debentures then outstanding. If, at any time the Guarantor submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by stockGuarantors of the Company) available to effect, in full, a conversion of the Convertible Debentures (a "Conversion Default," the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Guarantor all of the shares of Common Stock which are available, and the Notice of Conversion as to any Convertible Debentures requested to be converted but not converted (the "Unconverted Convertible Debentures"), may be deemed null and void upon written notice sent by the Guarantor to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to the Guarantor, by facsimile within three (3) business days of such default (with the original delivered by overnight mail or two day courier), and the Guarantor shall give notice to the Company by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight mail or two day courier) of its election to either nullify or confirm the Notice of Conversion.

     The Company agrees to pay the Guarantor payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) multiplied by .24 multiplied by the initial issuance price of the outstanding or tendered but not converted Convertible Debentures held by the Guarantor where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Convertible Debentures. The Company shall send notice ("Authorization Notice") to the Guarantor that additional shares of Common Stock have been authorized, the Authorization Date, and the amount of Guarantor's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the conversion rate set forth in the first sentence of this paragraph, upon written notice sent by the Guarantor to the Company, which Conversion Default shall be payable as follows: (i) in the event the Guarantor elects to take such payment in cash, cash payments shall be made to the Guarantor by the fifth (5th) day of the following calendar month, or (ii) in the event Guarantor elects to take such payment in stock, the Guarantor may convert such payment amount into Common Stock at the conversion rate set forth in the first sentence of this paragraph at any time after the fifth (5th) day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory three (3) year conversion period.

     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Convertible Debentures will cause the Guarantor to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Convertible Debenture.

(g) If, by the third (3rd) business day after the Conversion Date of any portion of the Convertible Debentures to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Guarantor and after such Delivery Date, the Guarantor purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Guarantor (the "Sold Shares"), which delivery such Guarantor anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Guarantor, in addition to any other amounts due to Guarantor pursuant to this Convertible Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Guarantor's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Guarantor from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Guarantor in immediately available funds within five (5) business days of written demand by the Guarantor. By way of illustration and not in limitation of the foregoing, if the Guarantor purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company will be required to pay to the Guarantor will be $1,000.


     (h) The Company shall defend, protect, indemnify and hold harmless the Guarantor and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Section 4.3(h) Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Section 4.3(h) Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Section 4.3(h) Indemnified Liabilities"), incurred by any Section 4.3(h) Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement, or obligation of the Company contained in the Transaction Documents or any other certificate, instrument, or document contemplated hereby or thereby, (iii) any cause of action, suit, or claim brought or made against such
Section 4.3(h) Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance, or enforcement of the Transaction Documents or any other certificate, instrument, or document contemplated hereby or thereby, (iv) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Common Stock underlying the Convertible Debenture ("Securities"), or (v) the status of the Guarantor or Guarantor of the Securities as an investor in the Company, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission, or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by the Guarantor or the Investor which is specifically intended by the Guarantor or the Investor to be relied upon by the Company, including for use in the preparation of any such registration statement, preliminary prospectus, or prospectus, or is based on illegal trading of the Common Stock by the Guarantor or the Investor. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Guarantor may have, and any liabilities the Guarantor may be subject to.

Article  5  Additional  Financing  and  Registration  Statements

     The Company will not enter into any additional financing agreements, debt or equity, without prior expressed written consent from the Guarantor, which shall not be unreasonably withheld. Failure to do so will result in an Event of Default and the Guarantor may elect to take the action outlined in Article 4.

     The Company agrees that it shall not file any registration statement which includes any of its Common Stock, including those on Form S-8, until such time as the Agreement is paid off in full ("Lock-Up Period") or without the prior written consent of the Guarantor. The Guarantor shall also reserve the right to switch to the terms of the new financing ("Most Favored Nations").

     The Company agrees that any and all its officers, insiders, affiliates or other related parties shall refrain from selling any Stock, during the Lock-Up Period.

Article  6     Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:

     Jeffrey  Hultman,  CEO
     Network  Installations  Corp
     15235  Alton  Parkway,  Suite  200
     Irvine,  CA  92618
     Telephone:  949-753-7551
     Facsimile:  949-753-7499

If  to  the  Guarantor:

     Dutchess  Private  Equities  Fund,  II,  LP
     Douglas  Leighton
     50  Commonwealth  Ave,  Suite  2
     Boston,  MA  02116
     (617)  301-4700
     (617)  249-0947

     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article  7     Time
     Where this Agreement authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday in which the United States Stock Markets ("US Markets") are closed ("Holiday"), or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a Holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Agreement. A "business day" shall mean a day on which the US Markets are open for a full day or half day of trading.

Article  8     No  Assignment
     This  Agreement  shall  not  be  assigned.

Article  9     Rules  of  Construction.
     In this Agreement, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof. Wherever, in this Agreement, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and, if it is made in good faith, it shall be conclusive and binding upon the Company and the Guarantor.

Article  10     Governing  Law
     The validity, terms, performance and enforcement of this Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article  11     Litigation

     The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Article  12        Indemnification

     In consideration of the Guarantor's execution and delivery of this Agreement and the acquisition and funding by the Guarantor of the Agreement hereunder and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Guarantor and all of its shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnities") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities" ), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Agreement, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Agreement or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Guarantor or is based on illegal trading of the Common Stock by the Guarantor. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Guarantor may have, and any liabilities the Guarantor may be subject to.


Article  13  Use  of  Proceeds

     For security against Kelley Technologies current debt with Bank of America and Nevada First Bank

Article  14       Rules  of  Construction.

     In this Agreement, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Agreement are inserted for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof. Wherever, in this Agreement, a determination of the Company is required or allowed, such determination shall he made by a majority of the Board of Directors of the Company and if it in made in good faith, it shall be conclusive and binding upon the Company and the Guarantor of this Agreement.

Article  15     Waiver

The Guarantor's delay or failure at any time or times hereafter to require strict performance by Company of any undertakings, agreements or covenants shall not waiver, affect, or diminish any right of the Guarantor under this Agreement to demand strict compliance and performance herewith. Any waiver by the Guarantor of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type. None of the undertakings, agreements and covenants of the Company contained in this Agreement, and no Event of Default, shall be deemed to have been waived by the Guarantor, nor may this Agreement be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Guarantor.

Article  16     Waiver  of  Jury  Trial

AS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS WARRANT, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS WARRANT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

                                       ***

     Any misrepresentations shall be considered a breach of contract and an Event of Default under this Agreement and the Guarantor may seek to take actions as described under Article 4 of this Agreement.

     IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the date first written above.
                              NETWORK  INSTALLATION,  INC.

                         By  /s/  Jeffrey  Hultman
                             ---------------------
                      Name:       Jeffrey  Hultman
                      Title:      Chief  Financial  Officer  &  Chairman

                              DUTCHESS PRIVATE EQUITIES FUND, II, L.P. BY ITS GENERAL PARTNER DUTCHESS
                              CAPITAL  MANAGEMENT,  LLC

                         By:  /s/  Douglas  H.  Leighton
                              --------------------------
                         Name:     Douglas  H.  Leighton
                         Title:    A  Managing  Member